SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 3, 2006 (February 28, 2006)

ATLANTIC AMERICAN CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	0-3722 (Commission File Number)	58-1027114 (I.R.S. Employer Identification No.)

4370 Peachtree Rd., N.E. Atlanta, Georgia (Address of Principal Executive Offices)		30319 (Zip Code)

Registrant's Telephone Number, Including Area Code: (404) 266-5500

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  -   Registrant's Business and Operations

Item 1.01  -   Entry into a Material Definitive Agreement

On February 28, 2006, Atlantic American Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Wachovia Bank, National Association (“Wachovia”). A copy of the Credit Agreement is attached hereto as Exhibit 10.1.

The Credit Agreement provides for a term loan (the “Term Loan”) to the Company of $3.0 million to be used for general corporate purposes. The interest rate on the Term Loan is equivalent to the three-month London Interbank Offered Rate plus an applicable margin. The margin varies based upon the Company's leverage ratio (funded debt to total capitalization, each as defined) and ranges from 1.75% to 2.50%. The current interest rate is equal to the interest rate on the Company's other existing credit agreement with Wachovia. The Company has an option, exercisable at certain times before maturity of the Term Loan, to have the interest rate on the Term Loan converted to a rate that is based on the prime rate plus an applicable margin (also determined based on the Company's leverage ratio). The Term Loan matures, and is payable in full, on April 1, 2007.

The Company's obligations under the Credit Agreement are collateralized by a pledge of all of the capital stock of the Company's direct and indirect subsidiaries. The Term Loan requires the Company to comply with certain covenants that are substantially the same as those contained in the Company's other existing credit agreement. These include, among others, ratios that relate funded debt to total capitalization and earnings before interest, taxes, depreciation and amortization, as well as the maintenance of minimum levels of tangible net worth. The Company must also comply with limitations on capital expenditures, certain payments, additional debt obligations, equity repurchases and redemptions, as well as minimum risk-based capital levels. The Credit Agreement also restricts the Company from creating or allowing certain liens on its assets and from making certain investments.

Events of default in the Credit Agreement include, among others, (a) the failure to pay when due the obligations owing under the Credit Agreement, (b) the failure to perform and not timely remedy certain covenants, (c) certain cross defaults or cross accelerations, (d) the occurrence of bankruptcy or insolvency events, (e) the failure to make certain payments, or the occurrence of certain events, relating to retirement plans, (f) certain adverse judgments against the Company or any of its subsidiaries, (g) certain changes in ownership of the Company's stock or the board of directors, (h) the occurrence of, and failure to remedy, a Material Adverse Effect (as defined in the Credit Agreement), (i) the failure to maintain certain credit ratings by the Company's operating subsidiaries, or (j) the Company ceases to own at least 80% of the stock and ownership interests in its operating subsidiaries. Upon the occurrence of an event of default, Wachovia may terminate the loan commitment and declare the Term Loan due and payable in full.

Section 2  -   Financial Information

Item 2.03  -   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
	(d)	Exhibits.
The following exhibit is filed with this Current Report:
		Exhibit No.	Exhibit Description
		10.1	Credit Agreement dated as of Februaury 28, 2006 between Atlantic American Corporation and Wachovia Bank, National Association

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC AMERICAN CORPORATION

By: /s/ John G. Sample, Jr.
John G. Sample, Jr. Senior Vice President and Chief Financial Officer

                          Date:   March 3, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Credit Agreement dated as of February 28, 2006 between Atlantic American Corporation and Wachovia Bank, National Association